Exhibit 10.1

NEWS ANNOUNCEMENT	For Immediate Release

NEXSTAR BROADCASTING NAMES RICK ROGALA SENIOR VICE PRESIDENT OF SALES

- Thirty Year Broadcasting Veteran to Oversee Strategic Sales
Planning and Execution Regionally and Company-wide -

IRVING, Texas, December 5, 2011 – Nexstar Broadcasting Group, Inc. (NASDAQ: NXST) announced today that Rick Rogala has been named Senior Vice President of Sales, a new position at the company.  Mr. Rogala’s appointment highlights Nexstar’s commitment to enhance the customer experience and foster positive relationships with clients and advertising partners across its on-air and digital platforms while supporting the Company’s goals for growth.  The appointment is effective immediately, and Mr. Rogala will report to Timothy Busch, Co-Chief Operating Officer of Nexstar Broadcasting.

Since 2009 Rogala served as Senior Vice President and Regional Manager at Nexstar with oversight of operations in eleven markets.  These responsibilities will be assumed by Timothy Busch and Brian Jones, Nexstar’s Co-Chief Operating Officers.  In his new role, Mr. Rogala will develop and implement new sales strategies and analytics to optimize the value of Nexstar’s on-air and online inventory and will work across the Nexstar organization with the Company’s managers, sales force and e-Media teams to administer policies and procedures to further enhance the effectiveness of the Company’s sales operations.

Mr. Rogala returned to Nexstar as a Senior Vice President and Regional Manager in 2009 after a two year role as Vice President and General Manager of Media General’s WCMH-TV in Columbus, Ohio.  Mr. Rogala first joined Nexstar in 2005 as Vice President/General Manager of KARK-TV where he led the station in restoring its market leading position and established a strong local brand.  Through his efforts and initiatives, KARK elevated its news programming and service to local advertisers which led to increased local revenue.  Mr. Rogala began his career in the television broadcast industry in 1982 and held broadcast management positions in Ohio, Indiana, Michigan and Florida prior to joining Nexstar.

Timothy Busch commented on the appointment, “Nexstar consistently leads the industry in revenue and new to television revenue growth and we recently marked the ninth consecutive quarter of year-over-year growth.  The creation of this new position squarely highlights our advertiser-centric focus as well as our goals for continued near- and long-term growth in our advertising supported revenue channels.

“Rick brings to his new position a deep understanding of industry dynamics, Nexstar’s strengths and a proven record of forging strong relationships between our staff, clients, advertisers, and the local communities where we operate.  With his extensive broadcast knowledge, leadership, and industry experience we are confident in his ability to develop and implement effective new sales strategies and new accounts.  We look forward to his contributions in his new role as we continue to deliver the most effective advertising solutions for clients and high quality local news, information and entertainment programming for viewers in our markets.”

Mr. Rogala added, “Nexstar’s commitment to local community viewers and advertisers is recognized throughout the broadcasting industry and I intend to extend that distinction in my new position.  In this role, I will leverage the management experience and relationships built over my career to generate results and further strengthen Nexstar’s position as a leading provider of effective advertising solutions.  I look forward to working with the sales team to develop new strategies while building on our already impressive record of client service excellence.”

Rick Rogala earned a BS in Communications from Ohio University in 1982 and was recognized with an American Women in Radio and Television (AWRT) award for “Excellence in Management” and a GEM award for “Nurturing Women in Leadership” from The Association for Women in Communications - Cincinnati chapter.

About Nexstar Broadcasting Group, Inc.
Nexstar Broadcasting Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, e-MEDIA, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 75 television stations and related digital signals in 36 markets in 16 states and reaches approximately 13.5 million viewers or approximately 11.6% of all U.S. television households.  72 of the stations are affiliates of NBC, CBS, ABC, FOX, MyNetworkTV, The CW, LATV, Azteca America, Telemundo and Bounce TV, the nation’s first over-the-air broadcast television network programmed for African-American audiences and three are independent stations.  The Company's 35 community portal websites offer additional hyper-local content and verticals for consumers and advertisers.

Forward-Looking Statements

This news release includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions.  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained in this news release, concerning, among other things, changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, our ability to service and refinance our outstanding debt, successful integration of acquired television stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets served by the Company, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events.  Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this news release might not occur.  You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release.  For more details on factors that could affect these expectations, please see our filings with the Securities and Exchange Commission.

Contact:

Timothy Busch	Joseph Jaffoni
Co-COO/Executive Vice President	Jaffoni & Collins Incorporated
Nexstar Broadcasting Group, Inc.	212/835-8500 or nxst@jcir.com
585/224-8888, x8080 or tbusch@nexstar.tv

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